The Wall Street Reporter

Transcript of Ronald Valenta Interview

Interviewer: Juan Costello

Interviewee: Ronald Valenta, Chief Executive Officer of General Finance Corporation

Publication Date: November 19, 2012

INTERVIEWER: Give us a brief history and overview of the company for some of our listeners that are new to your company.

VALENTA: General Finance Corporation is a parent company of businesses that operate in the mobile storage and modular space and liquid containment industries, which we collectively refer to as the “portable services industries.”  We went public in 2006, made our first acquisition in 2007 and bought our second firm in 2008.  The two primary investments consist of just over 50%, actually a little bit over 50%, ownership in Royal Wolf Limited, the leading provider of portable storage solutions in the Asia-Pacific regions of Australia and New Zealand, and then our second investment is a wholly-owned subsidiary called Pac-Van, Inc., which is based in Indianapolis and is a regional provider of portable storage, office and liquid storage tank containers, mobile offices and modular buildings in North America.  Today Royal Wolf is also a publicly traded company listed on the Australian Stock Exchange, ASX, under the ticker symbol “RWH” and after completing their IPO last May they now have a market cap a little over $230 million.  Royal Wolf focuses on three product segments of the portable container market: the first of which is mobile storage, second portable buildings and the third freight containers.  We are today the market leader in the region with an approximate combined market share in excess of 35%, and we are the only firm with national capabilities in both Australia and New Zealand. We have a well-diversified base of blue chip customers and sell into 19 different industries.  Pac-Van, again our wholly-owned US subsidiary, is a regional provider of portable storage, office and liquid storage tank containers, mobile offices and modular buildings in North America operating 28 facilities in 18 states in the United States and one province in Canada.  Pac-Van’s newest product line is portable liquid storage tank containers.  These containers sell into a number of existing and new end markets for us, some of which are chemical and industrial, environmental remediation, oil and gas exploration, wastewater treatment, and waste management.  In addition to being in the portable storage, office and liquid tank container markets, Pac-Van operates in the modular space industry, here we provide mobile offices and modular buildings and it also involves the rental and sale of factory-built structures that we deliver and install at the customer’s locales. We serve a broad range of industries including construction, energy, services, retail, manufacturing, transportation, utilities and government. And then recently we made a small investment in a frac manufacturer in Texas.

INTERVIEWER: Well, great.  What are some of the drivers there behind the company’s recently announced Q3 results?

VALENTA: Yeah.  Our growth at Royal Wolf over the last five years has been the result of building really upon their market leading position in that part of the world.  They’ve done it really through both organic growth and strategic and tuck-in acquisitions.  They’ve also benefitted from an economy that has been a little more vibrant that the United States.  They never really experienced the recession that we have here.  Recently they have had a lot of success in the mining industry, where we have provided full mining camps to customers in remote locations.  And we have also benefitted from the rebuild process of Christchurch, New Zealand, where last year they had that very large and devastating earthquake.  At Pac-Van, again our North America operations, we are seeing a gradual increase in demand across most of our end markets. We are very excited about the new portable liquid storage tank container product line where we have entered into new markets and new industries, and we have seen some very good long-term growth prospects in oil and gas, wastewater treatment and environmental remediation.  So we have seen very strong growth in both venues that has been driven by our investment in our lease fleet coupled with very high levels of fleet utilization and moderate lease rate increases.

INTERVIEWER: Well good.  What are some of the trends right now in the sector, and how well positioned is the company to capitalize on them?

VALENTA: In the Pan-Pacific our customers really want to be served not only at a local level but at a regional and national level, and there we have the only national footprint in those markets so we’re benefitting from our size and our scale.  As well in both venues energy is a focus of ours, the energy industry, and we are seeing very strong demand as well as in the mining sector.  So we continue to see organic growth opportunities and then when you couple that with our ability to acquire and our current balance sheet, we would look to continue to consolidate the industry in the venues in which we are participating.

INTERVIEWER: What are some of the some other factors that make the company unique from some of the players in the sector?

VALENTA: We currently have in-house design and engineering capabilities that allow us to meet specialized needs of some of our customers and also allows us to introduce new products quickly into the market to really differentiate ourselves from our competition.  Our current track record includes 11 new product lines that we brought out over the last 5 years gives us a reputational edge over our competition.  We also have through this downturn now have a battle seasoned management team that has a very strong reputation for excellent customer service.

INTERVIEWER: Perhaps you could walk us through your background and experience and talk a little bit about the management at General Finance Corp.?

VALENTA: I’d love to.  I currently have approximately 25 years of experience in the senior management roles in the domestic storage container industry. Prior to joining General Finance Corporation, I was the CEO and founder of a company called “The Mobile Storage Group”, and I had performed in that role for about 15 years, they were a U.S.-based portable storage company.  We started that business actually with four containers and then eventually became the largest, or second largest, I’m sorry, domestic storage container company in the U.S. and within an 18-month period of time became the largest storage container company in the United Kingdom.   Eventually, the company, Mobile Storage, ended up merging with Mobile Mini, and the enterprise value at that point in time of the merger was approximately $700 million.  The Royal Wolf management team also has a very deep level of experience in the portable container, logistics and equipment leasing industries.  Our CEO of that group is Bob Allan, he joined us in 2004 and has been the CEO since 2006. He has over 30 years’ experience in the sector, and we’re very happy to have him with us.  He also has lead a very strong growth phase during his tenure that included 12 acquisitions and again 11 new product introductions.  His next four senior executives have averaged somewhere north of 15 years’ experience in the sector and is certainly a very strong management team.  In North America we’re lead by Ted Mourouzis who has been with the company for over 15 years and has lead Pac-Van through all different types of business cycles and most recently through this big downturn in the U.S.  His six most senior managers have worked for Pac-Van for an average of more than 12 years.  He and his group have done a great job in managing through what has been a very challenging recession, and now they have returned to a growth mode which we’re very pleased to see.

INTERVIEWER: What are some of the goals that you and the team are hoping to accomplish for the next year for GFN?

VALENTA: I would say during that period of time we would like Royal Wolf to continue to build upon their build upon their market leadership position again both through organic growth, the roll out of new products and accretive acquisitions.  Our growth initiatives are really to focus on our markets where we are seeing strong demand and that we are under-represented. We will continue to invest capital into the both the construction and natural resources sectors, again particularly in mining where we have had quite a bit of success in the last 12 to 18 months.  And then lastly we will do accretive acquisitions and/or strategic acquisitions if they become available, both in Australia and New Zealand. In North America, Pac-Van’s focus is really threefold: (1) the first of which is to increase market penetration in the attractive storage and office container asset class; (2) the second of which is to again is to pursue accretive acquisitions that enhance our position in existing markets or expand our geographical footprint. Recently we bought a company in Canada which is a fully-owned subsidiary to Pac-Van that is based in the Edmonton, Alberta region.  And there we are finding the same attributes as in Australia.  We plan to introduce several of the products that have been successful in Australia into Canada as we look for additional expansion opportunities; and (3) then lastly we want to focus on rolling out new product or entering new markets that are healthy.  Again most recently we have entered into the liquid storage tank container product line and that is certainly an example of moving to not only products that are in high demand and into growth areas.

INTERVIEWER: When it comes to investors and the financial community, Ron, do you believe the General Finance Corp. story and your message and the company’s upside are completely understood and appreciated by them?  If not, what do you wish that investors better understood about the company?

VALENTA: First of all I don’t think that General Finance Corp. is receiving full credit for our majority ownership stake in Royal Wolf, a very good company with a strong growth profile and it does have a market leading position in a what we like to think of as a very attractive industry.  So if you look at the value of Royal Wolf stock today it would be worth in terms of the equivalent value of our stock of $5.50 per share of GFN stock, and yet our stock today is trading for $4.50.  So this really implies that the value of our North American operations have little or even negative value, which is clearly not our belief.   I think another thing that investors sometimes fail to appreciate is that our businesses generate a lot of cash flow from operations, and we have very little maintenance capital expenditures.  So with that in mind we choose every year to re-invest our cash flows into fleet to further grow and become more profitable.  So on the surface, it appears that we don’t generate free cash flow, but in fact it’s really our choice to grow through again profitable fleet investment.   And then lastly, then I think another aspect of our business that sometimes gets overlooked is really looking at the leasing model.  As we continue to do more leasing, currently we do 56% of our revenues is through leasing, it generates larger margins, and with that larger margins we become more profitable.  So again our leasing model of margins sometimes get overlooked  and that is the real driver to our long-term growth.

INTERVIEWER: So, once again, joining us today is Ronald Valenta, the CEO and President for General Finance Corporation.  The company trades on NASDAQ on ticker symbol “GFN” and currently trading at $4.50 per share. The market cap is north of $99 million.  And before we conclude, can you recap some key points why you believe investors should consider GFN as a good investment opportunity today?

VALENTA:  First of all, we do have a group of very seasoned managers that have proven experience in all type of business cycles within the sector.  At the parent level again we also have a seasoned team.    We believe that the strategies that we come out with are well thought out, and we do have a disciplined growth plan in place.  Our investment activity is really focused on a very attractive container asset class.  We have been delivering for quite some time consistent growth and profitability.  We have a 50% ownership stake in a great company in Royal Wolf with a market leading position in two venues, both Australia and New Zealand.  And then in terms of North America Pac-Van has weathered one of the worst economic periods our country has faced and is now really benefiting from its strategic initiatives.  So based on a sum of the parts methodology, we believe that our stock offers a very attractive value to current and future investors.

INTERVIEWER: We certainly look forward to tracking the company’s growth and report on your upcoming progress and want to thank you, Ron, for taking the time to update us today on General Finance Corp.

VALENTA:  Thank you very much for having me today.